EXHIBIT 99.1

For Immediate Release

CONSOLIDATED WATER CO. LTD. REPORTS
95% INCREASE IN SECOND QUARTER NET INCOME

COMPANY REPORTS DILUTED EPS OF $0.44 IN
FIRST HALF OF 2009, COMPARED WITH $0.25 IN PRIOR-YEAR PERIOD

GEORGE TOWN, Grand Cayman, Cayman Islands (August 7, 2009) — Consolidated Water Co. Ltd. (NASDAQ Global Select Market: “CWCO”) today reported its operating results for the second quarter and first half of 2009.  The Company will host an investor conference call on Monday, August 10, 2009 — at 2:00 p.m. EDT (see details below) to discuss its operating results and other topics of interest.

For the three months ended June 30, 2009, revenues approximated $15.5 million, compared with approximately $17.8 million in the second quarter of 2008.  Retail water sales were relatively unchanged at $6.2 million, versus $6.3 million in the prior-year quarter.  The volume of water sold was comparable in the second quarters of both 2008 and 2009.  Bulk water revenues declined 16% to approximately $6.4 million in the most recent quarter, compared with approximately $7.7 million in year-earlier period.  Total gallons of water sold to bulk customers increased by 1.5% from the prior-year quarter, but revenues decreased due to a reduction in energy costs passed through to customers, as diesel and electricity prices were significantly lower in 2009 than in 2008.  Services revenues declined from approximately $3.9 million in the second quarter of 2008 to approximately $2.8 million in the most recent quarter, reflecting lower project construction activity than in the prior-year quarter.

Net income increased 95% to $3,867,616, or $0.26 per diluted share, in the three months ended June 30, 2009, compared with net income of $1,979,623, or $0.14 per diluted share, in the quarter ended June 30, 2008.  The improvement in net income during the most recent quarter reflects higher gross profits in all three of the Company’s business segments.

Consolidated gross profit increased 55% to approximately $7.6 million, versus $4.9 million in the prior-year quarter.  Gross profit on Retail revenues approximated $3.8 million (61% of revenues) in the quarter ended June 30, 2009, compared with approximately $3.4 million (55% of revenues) in the second quarter of 2008.  The improvement in gross profit percentage from 2008 to 2009 reflects higher base water rates and reduced operating and maintenance costs.  Gross profit on Bulk revenues increased to approximately $1.5 million (23% of revenues), compared with approximately $0.9 million (12% of revenues) in the year-earlier period.  The Company’s Cayman Bulk segment gross profits benefited from the elimination of the amortization expense for the intangible asset associated with the original Red Gate plant contract which expired in November last year.  Gross profits were higher in the Company’s Bahamas operations due to improved operating efficiencies at both of its plants in Nassau.  Gross profit on Services revenues more than quadrupled the prior-year quarter, rising to approximately $2.3 million in the three months ended June 30, 2009, versus approximately $0.5 million in the three months ended June 30, 2008.  The increase reflects downward adjustments in estimated costs to construct the Bermuda and Frank Sound plants which were completed in April and June respectively, and commencement during the second quarter of the Company’s management contract for the Tynes Bay, Bermuda plant.

General and administrative expenses on a consolidated basis increased 24% to approximately $2.7 million (vs. approximately $2.2 million) due to higher employee costs, an increase in the provision for doubtful retail accounts primarily from one hotel that was damaged by Hurricane Paloma last year, and higher professional fees.

Interest income decreased substantially, from approximately $318,000 in the second quarter of 2008 to approximately $150,000 in the most recent quarter, primarily reflecting a reduction in the rates of interest earned on average balances invested in interest-bearing deposit accounts.  Interest expense was relatively unchanged at $443,824 in the quarter ended June 30, 2009, versus $442,551 in the quarter ended June 30, 2008.

The Company’s equity in the loss of its OC-BVI affiliate in the British Virgin Islands totaled $(589,022) in the most recent quarter, versus $(639,954) in the second quarter of 2008.

For the six months ended June 30, 2009, revenues approximated $31.3 million, compared with approximately $32.1 million in the first half of 2008.  Retail water sales increased modestly to approximately $12.8 million, versus $12.1 million in the corresponding period of the previous year.  A 4% increase in volume of water sold offset a decrease in revenues attributable to the pass-through of lower energy costs to customers.  Bulk water revenues declined 12% to approximately $12.8 million in the first half of 2009, compared with approximately $14.6 million in year-earlier period.  Total gallons of water sold to bulk customers increased by 1.4%, but revenues decreased due to a reduction in energy costs passed through to customers.  Services revenues increased 5% to approximately $5.7 million in the first half of 2009, compared with approximately $5.5 million in the six months ended June 30, 2008, due to fees recorded for the management contract in Bermuda, partially offset by lower project construction activity.

Net income increased 76% to $6,417,761, or $0.44 per diluted share, in the six months ended June 30, 2009, compared with net income of $3,653,495, or $0.25 per diluted share, in the first half of 2008.  Due to OC-BVI’s inability to resolve its ongoing contractual dispute with the BVI government relating to its Baughers Bay plant, the Company reported losses from its investment in OC-BVI for the six months ended June 30, 2009 and 2008 of approximately $(1.2 million) and $(1.1 million), respectively.

“We are very pleased to report significant gains in net income for the second quarter and first half of 2009, which benefited from positive variances in our estimated costs to complete the construction of water desalination plants in Bermuda and the Cayman Islands, along with higher gross margins in our retail and bulk water businesses,” stated Rick McTaggart, Chief Executive Officer of Consolidated Water Co. Ltd.  “The profitability of our bulk water operations in the Bahamas expanded significantly due to improved operating efficiencies at both our Windsor plant and Blue Hills plant in Nassau.  In September of last year we commissioned new feed water wells and replaced the reverse osmosis (“RO”) membranes on two of our production trains at the Windsor plant, and in the second quarter of 2009 we completed the replacement of RO membranes on the last two production units at that plant, which should result in further efficiency improvements during the balance of this year.  In addition, last year we implemented an improved feed water pretreatment regime at our Blue Hills plant in Nassau which has reduced electrical power consumption at that plant.”

“While the global economic recession has impacted tourism throughout the Caribbean region, the volumes of water we sold to our retail and bulk customers in the quarter and six months ended June 30, 2009 met or modestly exceeded the volumes sold in the prior-year period.  While, consolidated revenues declined due to the pass-through of lower energy prices to our customers and a reduction in plant construction activity that resulted in lower revenues for our services segment, the combination of positive variances from estimated plant construction costs and improved operating efficiencies allowed us to report a 95% increase in second quarter earnings and a 76% improvement in earnings for the first half of the year.”

“Regarding the OC-BVI litigation, The Eastern Caribbean Supreme Court held a three-day trial from July 22, 2009 through July 24, 2009, to address both the Baughers Bay ownership issue and OC-BVI’s claim for payment of amounts owed for water sold and delivered to the BVI government.  Although the Court heard considerable testimony regarding the matters in dispute, the trial was adjourned until mid-September, when expert testimony concerning the cost of water production and other information will be presented to the Court.  The Court is expected to issue a preliminary ruling on these disputes in August 2009 and its final ruling at the conclusion of the trail in September or October 2009,” concluded McTaggart.

The Company will host a conference call at 2:00 p.m. EDT on Monday, August 10, 2009.  Shareholders and other interested parties may participate in the conference call by dialing 800-860-2442 (international/local participants dial 412-858-4600) and requesting participation in the “Consolidated Water Co. Ltd. Conference Call” a few minutes before 2:00 p.m. EDT on August 10, 2009.  A replay of the conference call will be available one hour after the call through August 17, 2009 by dialing 877-344-7529 (international/local participants dial 412-317-0088) and entering the conference ID 432915.

CWCO-E

About Consolidated Water Co. Ltd.

Consolidated Water Co. Ltd. develops and operates seawater desalination plants and water distribution systems in areas of the world where naturally occurring supplies of potable water are scarce or nonexistent. The Company operates water production and/or distribution facilities in the Cayman Islands, Belize, the British Virgin Islands, The Commonwealth of The Bahamas and Bermuda.

Consolidated Water Co. Ltd. is headquartered in George Town, Grand Cayman, in the Cayman Islands.  The Company’s ordinary (common) shares are traded on the NASDAQ Global Select Market under the symbol “CWCO”.  Additional information on the Company is available on its website at http://www.cwco.com.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “intend”, “expect”, “should” or similar expressions.  These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company’s products and services in the marketplace, changes in its relationship with the Governments of the jurisdictions in which it operates, the manner in which the disputed issues between OC-BVI and the BVI government are resolved, the ability to successfully secure contracts for water projects in other countries, the ability to develop and operate such projects profitably and the Company’s ability to manage growth and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

For further information, please contact:

Frederick W. McTaggart, President and CEO, at (345) 945-4277 or David W. Sasnett, Executive Vice President and CFO, at (954) 427-6283 or via e-mail at info@cwco.com
http://www.cwco.com
 or
RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893 or via e-mail at
info@rjfalkner.com

(Financial Highlights Follow)

CONSOLIDATED WATER CO. LTD.
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2009	2008
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$40,996,302	$36,261,345
Accounts receivable, net	10,612,600	13,911,312
Inventory	1,946,191	1,617,484
Prepaid expenses and other current assets	1,663,548	1,444,445
Current portion of loans receivable	1,357,253	768,803
Total current assets	56,575,894	54,003,389

Property, plant and equipment, net	57,628,141	58,937,980
Construction in progress	5,908,723	6,157,958
Costs and estimated earnings in excess of billings - construction project	27,422	7,377,554
Inventory non-current	3,385,530	2,971,949
Loans receivable	11,129,526	1,560,420
Investment in and loan to affiliate	12,957,711	14,371,312
Intangible assets, net	2,004,186	2,144,162
Goodwill	3,587,754	3,587,754
Other assets	3,432,312	3,544,096
Total assets	$156,637,199	$154,656,574
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and other current liabilities	$5,414,709	$7,310,327
Dividends payable	1,006,854	1,006,414
Current portion of long term debt	1,274,917	1,229,071
Total current liabilities	7,696,480	9,545,812
Long term debt	20,480,096	21,129,269
Other liabilities	396,547	430,717
Total liabilities	28,573,123	31,105,798
Stockholders’ equity
Controlling interests:
Redeemable preferred stock, $0.60 par value. Authorized 200,000 shares;
issued and outstanding 21,563 and 17,366 shares, respectively	12,938	10,420
Class A common stock, $0.60 par value. Authorized 24,655,000 shares;
issued and outstanding 14,532,166 and 14,529,360 shares, respectively	8,719,300	8,717,616
Class B common stock, $0.60 par value. Authorized 145,000 shares;
none issued or outstanding	-	-
Additional paid-in capital	80,736,373	80,461,942
Retained earnings	36,867,163	32,340,077
	126,335,774	121,530,055
Noncontrolling interests	1,728,302	2,020,721
Total stockholders’ equity	128,064,076	123,550,776
Total liabilities and stockholders’ equity	$156,637,199	$154,656,574

CONSOLIDATED WATER CO. LTD.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008

Retail water revenues	$6,221,384	$6,268,688	$12,758,714	$12,085,626
Bulk water revenues	6,431,215	7,665,685	12,838,209	14,582,416
Services revenues	2,802,399	3,908,212	5,722,133	5,466,107

Total revenues	15,454,998	17,842,585	31,319,056	32,134,149

Cost of retail revenues	2,419,393	2,822,460	4,968,514	5,373,057
Cost of bulk revenues	4,950,144	6,737,581	9,936,718	12,626,271
Cost of services revenues	498,408	3,375,369	2,846,276	4,691,585

Total cost of revenues	7,867,945	12,935,410	17,751,508	22,690,913

Gross profit	7,587,053	4,907,175	13,567,548	9,443,236

General and administrative expenses	2,670,059	2,159,658	5,171,266	4,626,248

Income from operations	4,916,994	2,747,517	8,396,282	4,816,988

Other income (expense):
Interest income	150,373	317,550	308,673	770,239
Interest expense	(443,824)	(442,551)	(870,052)	(889,107)
Other income	47,856	24,912	93,262	44,767
Equity in earnings (loss) of affiliate	(589,022)	(639,954)	(1,198,021)	(1,133,024)

Other income (expense), net	(834,617)	(740,043)	(1,666,138)	(1,207,125)

Consolidated net income	4,082,377	2,007,474	6,730,144	3,609,863
Income (loss) attributable to non-controlling interests	214,761	27,851	312,383	(43,632)

Net income attributable to controlling interests	$3,867,616	$1,979,623	$6,417,761	$3,653,495

Basic earnings per common share	$0.27	$0.14	$0.44	$0.25
Diluted earnings per common share	$0.26	$0.14	$0.44	$0.25
Dividends declared per common share	$0.065	$0.065	$0.13	$0.195

Weighted average number of common shares used in the determination of:
Basic earnings per share	14,531,991	14,519,625	14,531,092	14,513,761
Diluted earnings per share	14,596,670	14,540,671	14,570,033	14,536,513